EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated August 29, 2006 on the statements of condition and related securities portfolios of Van Kampen Focus Portfolios, Series 598 (The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2006-4, Developing Technologies Portfolio 2006-4, Mid Cap Strategy Portfolio 2006-4, Small Cap Strategy Portfolio 2006-4 and "SMID" Strategy Portfolio 2006-4) as of August 29, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
August 29, 2006